EXHIBIT 99.1

Las Vegas Sands Corp. Reports
Third Quarter 2011 Results

In the Third Quarter of 2011 Compared to the Third Quarter of 2010:

•	Net Revenue Increases 26.2% to Record $2.41 Billion
•	Consolidated Adjusted Property EBITDA Increases 43.2% to Record $924.1 Million
•	Consolidated Adjusted Property EBITDA Margin Increases 460 Basis Points to 38.4%
•	Marina Bay Sands Adjusted Property EBITDA Increases 71.3% to $413.9 Million
•	Macau Property Operations Adjusted Property EBITDA Increases 16.1% to $388.3 Million
•	Adjusted Earnings Per Diluted Share Increases 61.8% to $0.55

Las Vegas, NV (October 27, 2011) — Las Vegas Sands Corp. (NYSE: LVS) today reported record financial results for the quarter ended September 30, 2011.

Company-Wide Operating Results

Net revenue for the third quarter of 2011 was a record $2.41 billion, an increase of 26.2% compared to $1.91 billion in the third quarter of 2010. Consolidated adjusted property EBITDA in the third quarter of 2011 increased 43.2% to $924.1 million, compared to $645.2 million in the year-ago quarter. Consolidated adjusted property EBITDA margin increased 460 basis points to 38.4% in the third quarter of 2011, compared to 33.8% in the third quarter of 2010.

On a GAAP (Generally Accepted Accounting Principles) basis, operating income in the third quarter of 2011 increased 65.0% to reach $632.6 million, compared to $383.3 million in the third quarter of 2010. The increase in operating income was principally due to stronger results across our portfolio of properties in the U.S., Macau and at Marina Bay Sands in Singapore.

Adjusted net income (see Note 1) increased to $444.8 million, or $0.55 per diluted share, compared to $265.2 million, or $0.34 per diluted share, in the third quarter of 2010.

On a GAAP basis, net income attributable to common stockholders in the third quarter of 2011 increased 110.5% to $353.6 million, compared to $168.0 million in the third quarter of 2010, while diluted earnings per share in the third quarter of 2011 increased 109.5% to $0.44, compared to $0.21 in the prior year quarter. The improvement in our net income attributable to common stockholders of $185.6 million reflects the increase in operating income, partially offset by increases in net income attributable to noncontrolling interests (primarily Sands China Ltd.), and preferred stock inducement and repurchase premiums.

Third Quarter Overview

We are pleased to report record financial results for the third quarter of 2011. We set quarterly records for both net revenue and adjusted property EBITDA during the quarter.  Strong revenue growth and margin expansion at Marina Bay Sands in Singapore and our portfolio of properties in Macau and the United States contributed to excellent financial performance overall.

In Singapore, Marina Bay Sands produced a record $413.9 million of adjusted property EBITDA during the quarter and an EBITDA margin of 52.2%.  Record VIP, mass gaming and slot volumes coupled with steady growth in visitation and non-gaming revenue streams including hotel, food and beverage, retail and entertainment reflect the broad appeal of the property to Singapore’s visitors from across the Asian region.  Looking ahead, as the property continues to mature, we are confident that Marina Bay Sands will continue to generate outstanding returns for our company.

In Macau, we experienced stronger gaming volumes in our Sands China Ltd. property portfolio, while adjusted property EBITDA reached $388.3 million and adjusted property EBITDA margin expanded to reach a market-leading 33.3%.  The consistent growth of our higher margin mass table and slot businesses, together with the contribution from the important non-gaming (hotel, retail and convention) components of our integrated resort business model, continue to drive margin improvement at Sands China Ltd.  We are also confident that the investments we are making today to expand our offerings in the VIP segment in Macau will pay meaningful benefits in the quarters ahead, and we look forward to introducing the first of these new facilities in the first quarter of 2012.

On the Cotai Strip directly across from The Venetian Macao and the Four Seasons Hotel Macao and Plaza Casino, we are preparing to debut our latest Integrated Resort offering, Sands Cotai Central.  Opening approximately five months from today in March 2012, the 13.7 million square foot Sands Cotai Central will add substantial scale to the Cotai Strip and will feature amenities and attractions designed to broaden and deepen Macau’s appeal as a destination for both business and leisure travelers.  Importantly, Sands Cotai Central will feature at completion more than 5,800 hotel rooms, which are a vital component for the future growth and continued maturation of the meetings, incentive, convention and exhibition business in Macau.  We are confident that Sands Cotai Central will meaningfully contribute to important multi-night business and leisure visitation to Macau and will provide another strong platform for growth and outstanding returns for our company.

In Las Vegas, The Venetian and Palazzo generated $94.3 million in adjusted property EBITDA during the quarter, an increase of 61.7% compared to the third quarter of 2010. Table games drop was up during the quarter, reflecting strong baccarat play.  Cash revenues from occupied rooms increased by more than 33.5% compared to the same quarter last year.  In addition, 93% of our occupied rooms during the quarter were sold to cash-paying customers, compared to just 72% in the third quarter of 2010.  RevPAR increased 8.6% as our FIT, group meeting and convention businesses expanded.  Sands Bethlehem produced a record quarter with $25.2 million in adjusted property EBITDA.  The property continues to benefit from healthy slot handle, continued growth in table games play, and the recent introduction of hotel rooms.

The reliable and predictable nature of the cash flows generated by our Integrated Resort business model, the successful execution of our deleveraging strategy, and the healthy margin profile of our property portfolio remain evident in our financial results.  While we again achieved quarterly records for net revenue and adjusted property EBITDA, we are also pleased that the flow through to earnings remained strong, with adjusted earnings per diluted share increasing 61.8% to reach $0.55, compared to $0.34 in the quarter one year ago.

Sands China Ltd. Consolidated Financial Results

Sands China Ltd. is a majority-owned subsidiary of the company, which owns and operates the company’s integrated resort properties and other assets in Macau. On a GAAP basis, total net revenues for Sands China Ltd. increased 11.1% to $1.20 billion in the third quarter of 2011, compared to $1.08 billion in the third quarter of 2010. Adjusted property EBITDA for Sands China Ltd. increased 18.9% to $390.6 million in the third quarter of 2011, compared to $328.6 million in the third quarter of 2010. Net income for Sands China Ltd. increased 41.6% to $278.3 million in the third quarter of 2011, compared to $196.6 million in the third quarter of 2010.

The Venetian Macao Third Quarter Operating Results

The Venetian Macao continues to enjoy strong visitation and financial performance. The property delivered adjusted property EBITDA of $252.7 million for the third quarter of 2011, an increase of 19.5% compared to the third quarter of 2010.  The operating results were negatively impacted by lower than expected Rolling Chip win percentage of 2.66% for the quarter, which was down compared to last year and below our expected Rolling Chip win percentage range. Adjusted property EBITDA margin was a record 36.7%, an increase of 260 basis points over the third quarter of 2010. Gaming volumes grew in each segment of the business. Non-Rolling Chip drop was $1.07 billion for the quarter, an increase of 12.3% compared to the same quarter last year, while Non-Rolling Chip win percentage was 27.6%. Rolling Chip volume during the quarter increased 15.1% to $12.71 billion. Slot handle was $897.1 million, an increase of 5.1% compared to the quarter one year ago.  RevPAR increased 11.8% to $218 due to higher ADR and occupancy.

The following table summarizes our key operating results for The Venetian Macao for the third quarter of 2011 compared to the third quarter of 2010:

	Three Months Ended
The Venetian Macao Operations	September 30,
(Dollars in millions)	2011	2010	$ Change	Change
Revenues:
Casino	$586.9	$540.3	$46.6	8.6%
Rooms	57.1	50.6	6.5	12.8%
Food and Beverage	18.8	16.5	2.3	13.9%
Retail and Other	53.1	42.9	10.2	23.8%
Less - Promotional Allowances	(26.7)	(29.6)	2.9	9.8%
Net Revenues	$689.2	$620.7	$68.5	11.0%

Adjusted Property EBITDA	$252.7	$211.5	$41.2	19.5%
EBITDA Margin %	36.7%	34.1%		2.6 pts

Operating Income	$206.5	$156.9	$49.6	31.6%

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$12,706.8	$11,035.1	$1,671.7	15.1%
Rolling Chip Win %(1)	2.66%	3.05%		-0.39 pts

Non-Rolling Chip Drop	$1,074.2	$956.9	$117.3	12.3%
Non-Rolling Chip Win %(2)	27.6%	26.6%		1.0 pts

Slot Handle	$897.1	$853.7	$43.4	5.1%
Slot Hold %(3)	6.4%	6.5%		-0.1 pts

Hotel Statistics

Occupancy %	94.1%	90.1%		4.0 pts%
Average Daily Rate (ADR)	$232	$217	$15	6.9%
Revenue per Available Room (RevPAR)	$218	$195	$23	11.8%

(1) This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).
(2) This compares to The Venetian Macao’s trailing 12 month Non-Rolling Chip win percentage of 27.0% (calculated before discounts).
(3) This compares to The Venetian Macao’s trailing 12 month slot hold percentage of 6.8% (calculated before slot club cash incentives).

Sands Macao Third Quarter Operating Results

Sands Macao’s third quarter operating performance reflected the Sands’ healthy competitive positioning on the Macau peninsula and the growth in the Macau market overall. Gaming volumes were stronger across the board and adjusted property EBITDA was $75.8 million in the quarter, an increase of 2.3% compared to the third quarter of 2010. Adjusted property EBITDA margin was 24.7% for the quarter, compared to 25.7% for the year-ago quarter.  The operating results were negatively impacted by lower than expected Rolling Chip win percentage of 2.65% for the quarter, which was down compared to last year and below our expected Rolling Chip win percentage range. Rolling Chip volume reached $7.90 billion for the quarter, an increase of 25.9% compared to the third quarter of 2010.  Non-Rolling Chip drop increased 11.2% to $722.6 million, the strongest performance since the first quarter of 2008. Slot handle increased 23.1% to a record $536.5 million.

The following table summarizes our key operating results for the Sands Macao for the third quarter of 2011 compared to the third quarter of 2010:

	Three Months Ended
Sands Macao Operations	September 30,
(Dollars in millions)	2011	2010	$ Change	Change

Revenues:
Casino	$299.8	$281.8	$18.0	6.4%
Rooms	6.2	6.1	0.1	1.6%
Food and Beverage	10.5	11.3	(0.8)	-7.1%
Retail and Other	2.3	2.2	0.1	4.5%
Less - Promotional Allowances	(11.4)	(13.2)	1.8	13.6%
Net Revenues	$307.4	$288.2	$19.2	6.7%

Adjusted Property EBITDA	$75.8	$74.1	$1.7	2.3%
EBITDA Margin %	24.7%	25.7%		-1.0 pts

Operating Income	$67.2	$64.1	$3.1	4.8%

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$7,902.9	$6,275.0	$1,627.9	25.9%
Rolling Chip Win %(1)	2.65%	3.00%		-0.35 pts

Non-Rolling Chip Drop	$722.6	$649.6	$73.0	11.2%
Non-Rolling Chip Win %(2)	20.0%	20.3%		-0.3 pts

Slot Handle	$536.5	$435.7	$100.8	23.1%
Slot Hold %(3)	5.3%	5.7%		-0.4 pts

Hotel Statistics

Occupancy %	92.9%	96.6%		-3.7 pts
Average Daily Rate (ADR)	$251	$239	$12	5.0%
Revenue per Available Room (RevPAR)	$233	$231	$2	0.9%

(1) This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).
(2) This compares to the Sands Macao’s trailing 12 month Non-Rolling Chip win percentage of 20.2% (calculated before discounts).
(3) This compares to the Sands Macao’s trailing 12 month slot hold percentage of 6.0% (calculated before slot club cash incentives).

Four Seasons Hotel Macao and Plaza Casino Third Quarter Operating Results

The Four Seasons Hotel Macao and Plaza Casino generated $59.7 million of adjusted property EBITDA for the third quarter of 2011. The non-gaming aspects of the property continue to demonstrate healthy growth, with increases in ADR and RevPAR, while retail and other revenue was $21.6 million, a 55.4% increase compared to last year’s third quarter. Hotel occupancy was 70.8% during the quarter, with ADR increasing 8.4% to $335, compared to $309 in the same quarter last year.  Slot handle continued to expand, reaching $201.5 million, an increase of 67.5% compared to last year’s third quarter. Non-Rolling Chip drop increased to $107.6 million while Non-Rolling Chip win was up 43.9% compared to the year ago quarter.

The following table summarizes our key operating results for the Four Seasons Hotel Macao and Plaza Casino for the third quarter of 2011 compared to the third quarter of 2010:

	Three Months Ended
Four Seasons Hotel Macao and Plaza Casino Operations	September 30,
(Dollars in millions)	2011	2010	$ Change	Change

Revenues:
Casino	$140.6	$142.3	$(1.7)	-1.2%
Rooms	8.3	7.6	0.7	9.2%
Food and Beverage	5.2	5.1	0.1	2.0%
Retail and Other	21.6	13.9	7.7	55.4%
Less - Promotional Allowances	(6.6)	(8.5)	1.9	22.4%
Net Revenues	$169.1	$160.4	$8.7	5.4%

Adjusted Property EBITDA	$59.7	$49.0	$10.7	21.8%
EBITDA Margin %	35.3%	30.5%		4.8 pts

Operating Income	$45.1	$34.1	$11.0	32.3%

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$4,160.5	$4,740.6	$(580.1)	-12.2%
Rolling Chip Win %(1)	2.90%	3.08%		-0.18 pts

Non-Rolling Chip Drop	$107.6	$98.5	$9.1	9.2%
Non-Rolling Chip Win %(2)	38.9%	29.5%		9.4 pts

Slot Handle	$201.5	$120.3	$81.2	67.5%
Slot Hold %(3)	6.4%	5.4%		1.0 pts

Hotel Statistics

Occupancy %	70.8%	70.9%		-0.1 pts
Average Daily Rate (ADR)	$335	$309	$26	8.4%
Revenue per Available Room (RevPAR)	$237	$219	$18	8.2%

(1) This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).
(2) This compares to the Plaza Casino’s trailing 12 month Non-Rolling Chip win percentage of 34.8% (calculated before discounts).
 (3) This compares to the Plaza Casino’s trailing 12 month slot hold percentage of 6.0% (calculated before slot club cash incentives).

Marina Bay Sands Third Quarter Operating Results

Marina Bay Sands in Singapore delivered adjusted property EBITDA of $413.9 million, an increase of 71.3% compared to the third quarter of 2010, and adjusted property EBITDA margin of 52.2%. Net revenue in the quarter was $792.4 million, an increase of 63.1% compared to the third quarter of 2010. The property continued to build momentum during the quarter as strong growth was exhibited in all areas of the property. The operating results were negatively impacted by lower than expected Rolling Chip win percentage of 2.69% for the quarter.

Gaming volumes reflected strong growth in each segment of the business. Rolling Chip volume was a record $16.72 billion for the quarter.  Non-Rolling Chip drop reached $1.20 billion with Non-Rolling Chip win percentage of 22.6%. Slot handle, which includes play from electronic table games, reached $2.79 billion for the quarter with slot hold percentage of 5.3%.

The room, food and beverage, and retail segments of the property all reflected strong growth as the property’s offerings and amenities continued to expand.  Occupancy, ADR and RevPAR all expanded during the quarter.

The following table summarizes our key operating results for Marina Bay Sands for the third quarter of 2011 compared to the third quarter of 2010:

	Three Months Ended
Marina Bay Sands Operations	September 30,
(Dollars in millions)	2011	2010	$ Change	Change

Revenues:
Casino	$651.9	$414.5	$237.4	57.3%
Rooms	74.7	38.2	36.5	95.5%
Food and Beverage	49.2	31.9	17.3	54.2%
Retail and Other	69.4	31.3	38.1	121.7%
Less - Promotional Allowances	(52.8)	(30.0)	(22.8)	-76.0%
Net Revenues	$792.4	$485.9	$306.5	63.1%

Adjusted Property EBITDA	$413.9	$241.6	$172.3	71.3%
EBITDA Margin %	52.2%	49.7%		2.5 pts

Operating Income	$315.4	$166.2	$149.2	89.8%

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$16,720.2	$10,254.6	$6,465.6	63.1%
Rolling Chip Win %(1)	2.69%	2.65%		0.04 pts

Non-Rolling Chip Drop	$1,199.2	$892.1	$307.1	34.4%
Non-Rolling Chip Win %(2)	22.6%	22.1%		0.5 pts

Slot Handle	$2,792.5	$1,358.7	$1,433.8	105.5%
Slot Hold %(3)	5.3%	5.9%		-0.6 pts

Hotel Statistics

Occupancy %	98.1%	68.2%		29.9 pts
Average Daily Rate (ADR)	$327	$246	$81	32.9%
Revenue per Available Room (RevPAR)	$321	$168	$153	91.1%

(1) This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).
(2) This compares to Marina Bay Sands trailing 12 month Non-Rolling Chip win percentage of 22.4% (calculated before discounts).
(3) This compares to Marina Bay Sands trailing 12 month slot hold percentage of 5.4% (calculated before slot club cash incentives).

Las Vegas Third Quarter Operating Results

The Venetian and The Palazzo delivered $94.3 million of adjusted property EBITDA for the third quarter of 2011, an increase of 61.7% compared to the third quarter of 2010, and adjusted property EBITDA margin of 27.1%.  Stronger group meeting and convention business during the quarter drove a 33.5% increase in cash revenues from the sale of hotel rooms and a 21.2% increase in food and beverage revenues. 93% of occupied rooms during the quarter were sold to cash-paying customers, compared to just 72% in the third quarter of 2010.  Promotional allowances were also significantly reduced.  ADR increased 9.8% to $191, compared to $174 in the same quarter last year.  Table games drop also increased 12.5% during the quarter.

The following table summarizes our key operating results for our Las Vegas operations for the third quarter of 2011 compared to the third quarter of 2010:

	Three Months Ended
Las Vegas Operations	September 30,
(Dollars in millions)	2011	2010(1)	$ Change	Change

Revenues:
Casino	$124.3	$116.6	$7.7	6.6%
Rooms	114.0	105.6	8.4	8.0%
Food and Beverage	57.2	47.2	10.0	21.2%
Retail, Royalty Fee and Other	72.7	62.6	10.1	16.1%
Less - Promotional Allowances	(20.8)	(41.3)	20.5	49.6%
Net Revenues	$347.4	$290.7	$56.7	19.5%

Adjusted Property EBITDA	$94.3	$58.3	$36.0	61.7%
EBITDA Margin %	27.1%	20.0%		7.1 pts

Operating Income	$64.8	$23.4	$41.4	176.9%

Gaming Statistics
(Dollars in millions)

Table Games Drop	$536.1	$476.5	$59.6	12.5%
Table Games Win %(2)	20.4%	17.1%		3.3 pts

Slot Handle	$490.2	$663.6	$(173.4)	-26.1%
Slot Hold %(3)	8.7%	7.9%		0.8 pts

Hotel Statistics

Occupancy %	92.7%	93.7%		-1.0 pts
Average Daily Rate (ADR)	$191	$174	$17	9.8%
Revenue per Available Room (RevPAR)	$177	$163	$14	8.6%

(1)  Hotel statistics have been reclassified to conform to the current presentation.
(2)  This compares to our Las Vegas Operation’s trailing 12 month table games win percentage of 17.5% (calculated before discounts).
(3) This compares to our Las Vegas Operation’s trailing 12 month slot hold percentage of 8.2% (calculated before slot club cash incentives).

Sands Bethlehem Third Quarter Operating Results

Net revenue for Sands Bethlehem in Pennsylvania was $106.7 million and adjusted property EBITDA reached $25.2 million for the third quarter of 2011, an increase of 53.7% compared to the third quarter of 2010, with an adjusted EBITDA margin of 23.6%, up 390 basis points compared to the third quarter of 2010.  The introduction of 89 table games in July 2010 expanded the property’s offerings and produced $188.9 million of table games drop during the quarter. Table games win percentage was 14.3%. Slot handle was $988.4 million for the quarter with slot hold percentage of 7.1%. The property’s 300-room hotel tower opened on May 27, 2011 and contributed $2.1 million of room revenue. The hotel, together with the addition of an events center later this year and the retail mall in early 2012, should contribute to future growth of both gaming and non-gaming revenues at the property.

The following table summarizes our key operating results for Sands Bethlehem for the third quarter of 2011 compared to the third quarter of 2010:

	Three Months Ended
Sands Bethlehem Operations	September 30,
(Dollars in millions)	2011	2010(1)	$ Change	Change

Revenues:
Casino	$99.7	$78.5	$21.2	27.0%
Rooms	2.1	0.0	2.1	N/A
Food and Beverage	6.4	5.2	1.2	23.1%
Retail and Other	4.1	2.3	1.8	78.3%
Less - Promotional Allowances	(5.6)	(3.2)	(2.4)	-75.0%
Net Revenues	$106.7	$82.8	$23.9	28.9%

Adjusted Property EBITDA	$25.2	$16.4	$8.8	53.7%
EBITDA Margin %	23.6%	19.7%		3.9 pts

Operating Income	$16.3	$8.4	$7.9	94.0%

Gaming Statistics
(Dollars in millions)

Table Games Drop	$188.9	$72.9	$116.0	159.1%
Table Games Win %	14.3%	13.0%		1.3 pts

Slot Handle	$988.4	$934.6	$53.8	5.8%
Slot Hold %(2)	7.1%	7.2%		-0.1 pts

Hotel Statistics

Occupancy %	47.3%	N/A	N/A	N/A
Average Daily Rate (ADR)	$168	N/A	N/A	N/A
Revenue per Available Room (RevPAR)	$79	N/A	N/A	N/A

(1)  Table games were introduced at the property on July 18, 2010 and the hotel tower opened on May 27, 2011.
(2) This compares to Sands Bethlehem’s trailing 12 month slot hold percentage of 7.3% (calculated before slot club cash incentives).

Other Factors Affecting Earnings

Other Asia adjusted property EBITDA, which is principally composed of our CotaiJet ferry operation, was $2.5 million during the quarter.

Pre-opening expenses, related primarily to Sands Cotai Central on the COTAI STRIP in Macau, increased to $15.8 million in the third quarter of 2011, compared to $10.1 million in the third quarter of 2010.

Depreciation and amortization expense was $200.1 million in the third quarter of 2011, compared to $186.7 million in the third quarter of 2010. The increase was principally driven by the phased opening of Marina Bay Sands throughout 2010.

Interest expense, net of amounts capitalized, was $70.8 million for the third quarter of 2011, compared to $76.7 million during the third quarter of 2010. The decrease was principally the result of lower debt balances outstanding in the quarter compared to the third quarter of 2010, as well as increased capitalized interest during the quarter related to the development of Sands Cotai Central in Macau.   Capitalized interest was $34.9 million during the third quarter of 2011, compared to $32.0 million during the third quarter of 2010.  Our weighted average borrowing cost in the third quarter of 2011 was 4.18%. The closing of our previously announced financing in Macau is expected to meaningfully reduce our weighted average borrowing costs and to generate interest savings of approximately $97 million on an annualized basis.

Corporate expense was $54.0 million in the third quarter of 2011, compared to $28.7 million in the third quarter of 2010. The increase was primarily driven by higher incentive compensation expenses attributable to the company’s improved operating performance, as well as increased legal fees.

Other expense, which was principally composed of foreign currency losses, was $6.6 million in the third quarter of 2011, compared to other income of $6.4 million in the third quarter of 2010.

The company’s effective tax rate for the third quarter of 2011 was 9.4%. The tax rate is primarily driven by a provision for the earnings from Marina Bay Sands at the 17% Singapore income tax rate.

Net income attributable to noncontrolling interests during the third quarter of $80.3 million was principally related to Sands China Ltd.

Balance Sheet Items

Unrestricted cash balances as of September 30, 2011, were $3.95 billion, while restricted cash balances were $219.9 million. Of the restricted cash balances, $209.8 million pertains to construction for Sands Cotai Central in Macau.

As of September 30, 2011, total debt outstanding, including the current portion, was $9.74 billion. Scheduled principal payments required for the fourth quarter of 2011 total $133 million.  After the closing of our previously announced financing in Macau, total principal payments in 2012 and 2013 are expected to be approximately $460 million and $530 million, respectively.

Capital Expenditures

Capital expenditures during the third quarter totaled $366.9 million, including construction and development activities of $250.9 million in Macau, $88.8 million at Marina Bay Sands, $16.7 million in Las Vegas and $10.5 million at Sands Bethlehem.

###

Conference Call Information

The company will host a conference call to discuss the company's results on Thursday, October 27, 2011 at 1:30 p.m. Pacific Time. Interested parties may listen to the conference call through a webcast available on the company’s website at www.lasvegassands.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, competition, new ventures, substantial leverage and debt service, government regulation, legalization of gaming, interest rates, future terrorist acts, influenza, insurance, gaming promoters, risks relating to our gaming licenses, certificates and subconcession, infrastructure in Macau and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

Note 1

Adjusted net income excludes pre-opening expense, development expense, impairment loss, loss on disposal of assets, loss on modification or early retirement of debt, preferred stock dividends, accretion to redemption value of preferred stock issued to the Principal Stockholder’s family, and preferred stock inducement and repurchase premiums.

About Las Vegas Sands Corp.

Las Vegas Sands Corp. (NYSE: LVS) is a Fortune 500 company and the leading global developer of destination properties (integrated resorts) that feature premium accommodations, world-class gaming and entertainment, convention and exhibition facilities, celebrity chef restaurants, and many other amenities.

THE VENETIAN® and THE PALAZZO®, Five-Diamond luxury resorts on the Las Vegas Strip, and SANDS® Bethlehem in Eastern Pennsylvania are the company's properties in the United States.

In Singapore, the iconic MARINA BAY SANDS® is the most recent addition to the company's portfolio.

Through its majority-owned subsidiary Sands China Ltd., the company also owns a collection of properties in Macau, including THE VENETIAN® Macao, Four Seasons Hotel Macao, and Sands Cotai Central, a 13.7 million square foot 6,400-room complex opening in early 2012 at the company's COTAI STRIP® development. The company also owns the SANDS® Macao on the Macau peninsula.

Las Vegas Sands is also committed to global sustainability through its SANDS Eco 360 program and is an active community partner through its various charitable organizations.

Contacts:

Investment Community:	Daniel Briggs	(702) 414-1221
Media:	Ron Reese	(702) 414-3607

Las Vegas Sands Corp.
Third Quarter 2011 Results
Non-GAAP Reconciliations

Within the company’s third quarter 2011 press release, the company makes reference to certain non-GAAP financial measures including “adjusted net income,” “adjusted earnings per diluted share,” and “adjusted property EBITDA.”  Whenever such information is presented, the company has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K.  The specific reasons why the company’s management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Las Vegas Sands Corp.’s financial condition, results of operations and cash flows has been provided in the Form 8-K filed in connection with this press release.

Adjusted property EBITDA consists of operating income (loss) before depreciation and amortization, gain or loss on disposal of assets, impairment loss, pre-opening expense, development expense, royalty fees, stock-based compensation, corporate expense, and rental expense.  Reconciliations of GAAP operating income and GAAP net income attributable to Las Vegas Sands Corp. to adjusted property EBITDA are included in the financial schedules accompanying this release.

Las Vegas Sands Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Casino	$1,903,142	$1,573,851	$5,429,903	$3,929,922
Rooms	262,352	208,160	734,022	579,709
Food and beverage	147,223	117,186	438,632	314,344
Convention, retail and other	223,841	147,179	589,138	370,660
	2,536,558	2,046,376	7,191,695	5,194,635
Less - promotional allowances	(127,183)	(137,604)	(325,305)	(356,499)
	2,409,375	1,908,772	6,866,390	4,838,136

Operating expenses:
Resort operations	1,492,506	1,271,862	4,317,348	3,371,333
Corporate expense	54,031	28,686	133,983	78,116
Rental expense	10,143	9,186	33,333	30,690
Pre-opening expense	15,823	10,107	43,472	97,684
Development expense	3,308	425	6,301	1,258
Depreciation and amortization	200,071	186,738	596,469	510,521
Impairment loss	-	16,057	-	16,057
Loss on disposal of assets	937	2,406	8,879	40,577
	1,776,819	1,525,467	5,139,785	4,146,236

Operating income	632,556	383,305	1,726,605	691,900

Interest income	2,369	2,661	8,444	6,367
Interest expense, net of amounts capitalized	(70,761)	(76,723)	(214,938)	(231,875)
Other income (expense)	(6,617)	6,444	(9,384)	(6,205)
Loss on modification or early retirement of debt	-	(21,692)	-	(18,555)

Income before income taxes	557,547	293,995	1,510,727	441,632

Income tax expense	(52,375)	(25,161)	(151,960)	(46,436)

Net income	505,172	268,834	1,358,767	395,196

Net income attributable to noncontrolling interests	(80,293)	(54,337)	(233,928)	(121,311)

Net income attributable to Las Vegas Sands Corp.	424,879	214,497	1,124,839	273,885

Preferred stock dividends	(19,140)	(23,350)	(57,957)	(70,050)
Accretion to redemption value of preferred stock
issued to Principal Stockholder's family	(23,136)	(23,136)	(69,408)	(69,408)
Preferred stock inducement and repurchase premiums	(28,972)	-	(48,080)	-

Net income attributable to common stockholders	$353,631	$168,011	$949,394	$134,427

Basic earnings per share	$0.48	$0.25	$1.31	$0.20

Diluted earnings per share	$0.44	$0.21	$1.17	$0.17

Weighted average shares outstanding:

Basic	729,773,246	660,836,841	727,309,255	660,495,783

Diluted	812,543,534	789,156,247	811,550,683	782,156,007

Exhibit 1

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)

The following are reconciliations of Operating Income (Loss) to Adjusted Property EBITDA:

Three Months Ended September 30, 2011

	Operating Income (Loss)	Depreciation and Amortization	(Gain) Loss on Disposal of Assets	Pre-Opening and Development Expense	Royalty Fees	(1) Stock-Based Compensation	Corporate Expense	Rental Expense	Adjusted Property EBITDA

The Venetian Macao	$206,513	$40,078	$68	$2,958	$-	$1,457	$-	$1,646	$252,720

Sands Macao	67,218	7,696	156	-	-	399	-	352	75,821

Four Seasons Hotel Macao and Plaza Casino	45,120	12,684	1	1,138	-	72	-	704	59,719

Macau Property Operations	318,851	60,458	225	4,096	-	1,928	-	2,702	388,260

Las Vegas Operating Properties	64,781	56,885	-	-	(30,365)	3,010	-	-	94,311

Sands Bethlehem	16,302	8,349	-	119	-	400	-	-	25,170

United States Property Operations	81,083	65,234	-	119	(30,365)	3,410	-	-	119,481

Marina Bay Sands	315,435	65,776	(5)	672	25,621	1,716	-	4,678	413,893

Other Asia (2)	(6,659)	3,775	-	173	5,000	226	-	-	2,515

Other Development	(17,725)	174	717	14,071	-	-	-	2,763	-

Corporate	(58,429)	4,654	-	-	(256)	-	54,031	-	-

	$632,556	$200,071	$937	$19,131	$-	$7,280	$54,031	$10,143	$924,149

Three Months Ended September 30, 2010

	Operating Income (Loss)	Depreciation and Amortization	Impairment and (Gain) Loss on Disposal of Assets	Pre-Opening and Development Expense	Royalty Fees	(1) Stock-Based Compensation	Corporate Expense	Rental Expense	Adjusted Property EBITDA

The Venetian Macao	$156,872	$48,376	$3,442	$-	$-	$539	$-	$2,267	$211,496

Sands Macao	64,102	9,487	23	-	-	139	-	352	74,103

Four Seasons Hotel Macao and Plaza Casino	34,065	12,981	(71)	1,171	-	112	-	704	48,962

Macau Property Operations	255,039	70,844	3,394	1,171	-	790	-	3,323	334,561

Las Vegas Operating Properties	23,441	56,738	323	-	(26,434)	4,203	-	-	58,271

Sands Bethlehem	8,414	6,871	-	425	-	651	-	-	16,361

United States Property Operations	31,855	63,609	323	425	(26,434)	4,854	-	-	74,632

Marina Bay Sands	166,216	44,731	311	2,533	21,650	2,428	-	3,720	241,589

Other Asia (2)	(14,958)	4,089	-	69	5,000	237	-	-	(5,563)

Other Development	(23,082)	170	14,435	6,334	-	-	-	2,143	-

Corporate	(31,765)	3,295	-	-	(216)	-	28,686	-	-

	$383,305	$186,738	$18,463	$10,532	$-	$8,309	$28,686	$9,186	$645,219

Nine Months Ended September 30, 2011

	Operating Income (Loss)	Depreciation and Amortization	(Gain) Loss on Disposal of Assets	Pre-Opening and Development Expense	Royalty Fees	(1) Stock-Based Compensation	Corporate Expense	Rental Expense	Adjusted Property EBITDA

The Venetian Macao	$601,814	$125,489	$(652)	$3,173	$-	$4,719	$-	$4,943	$739,486

Sands Macao	238,113	23,245	278	-	-	1,349	-	1,057	264,042

Four Seasons Hotel Macao and Plaza Casino	110,402	39,188	123	2,769	-	293	-	2,111	154,886

Macau Property Operations	950,329	187,922	(251)	5,942	-	6,361	-	8,111	1,158,414

Las Vegas Operating Properties	149,910	176,002	(1,778)	-	(81,227)	9,478	-	-	252,385

Sands Bethlehem	42,928	23,202	-	758	-	1,430	-	-	68,318

United States Property Operations	192,838	199,204	(1,778)	758	(81,227)	10,908	-	-	320,703

Marina Bay Sands	827,454	183,760	738	3,516	66,896	4,433	-	16,926	1,103,723

Other Asia (2)	(39,208)	11,745	2	365	15,000	775	-	-	(11,321)

Other Development	(50,517)	523	2,506	39,192	-	-	-	8,296	-

Corporate	(154,291)	13,315	7,662	-	(669)	-	133,983	-	-

	$1,726,605	$596,469	$8,879	$49,773	$-	$22,477	$133,983	$33,333	$2,571,519

Nine Months Ended September 30, 2010

	Operating Income (Loss)	Depreciation and Amortization	Impairment and (Gain) Loss on Disposal of Assets	Pre-Opening and Development Expense	Royalty Fees	(1) Stock-Based Compensation	Corporate Expense	Rental Expense	Adjusted Property EBITDA

The Venetian Macao	$405,426	$152,611	$3,714	$-	$-	$3,158	$-	$9,331	$574,240

Sands Macao	192,931	30,302	(566)	-	-	1,350	-	1,059	225,076

Four Seasons Hotel Macao and Plaza Casino	58,796	37,552	(76)	2,159	-	336	-	2,689	101,456

Macau Property Operations	657,153	220,465	3,072	2,159	-	4,844	-	13,079	900,772

Las Vegas Operating Properties	77,681	175,728	600	-	(36,434)	11,980	-	-	229,555

Sands Bethlehem	15,725	20,763	-	1,300	-	1,662	-	-	39,450

United States Property Operations	93,406	196,491	600	1,300	(36,434)	13,642	-	-	269,005

Marina Bay Sands	218,259	70,013	302	15,942	21,650	3,694	-	6,195	336,055

Other Asia (2)	(44,012)	12,050	-	113	15,000	700	-	-	(16,149)

Other Development	(145,675)	2,171	52,660	79,428	-	-	-	11,416	-

Corporate	(87,231)	9,331	-	-	(216)	-	78,116	-	-

	$691,900	$510,521	$56,634	$98,942	$-	$22,880	$78,116	$30,690	$1,489,683

(1)  During the three months ended September 30, 2011 and 2010, the Company recorded stock-based compensation expense of $13.9 million and $13.7 million, respectively, of which $6.5 million and $5.3 million, respectively, is included in corporate expense and $0.1 million is included in pre-opening and development expense on the Company's condensed consolidated statements of operations.  During the nine months ended September 30, 2011 and 2010, the Company recorded stock-based compensation expense of $47.2 million and $42.6 million, respectively, of which $24.4 million and $17.8 million, respectively, is included in corporate expense and $0.3 million and $1.9 million, respectively, is included in pre-opening and development expense on the Company's condensed consolidated statements of operations.

(2) Primarily includes the results of the CotaiJet ferry operations.

Exhibit 2

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)

The following is a reconciliation of Net Income Attributable to Las Vegas Sands Corp. to Adjusted Property EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income attributable to Las Vegas Sands Corp.	$424,879	$214,497	$1,124,839	$273,885
Add (deduct):
Net income attributable to noncontrolling interests	80,293	54,337	233,928	121,311
Income tax expense	52,375	25,161	151,960	46,436
Loss on modification or early retirement of debt	-	21,692	-	18,555
Other (income) expense	6,617	(6,444)	9,384	6,205
Interest expense, net of amounts capitalized	70,761	76,723	214,938	231,875
Interest income	(2,369)	(2,661)	(8,444)	(6,367)
Loss on disposal of assets	937	2,406	8,879	40,577
Impairment loss	-	16,057	-	16,057
Depreciation and amortization	200,071	186,738	596,469	510,521
Development expense	3,308	425	6,301	1,258
Pre-opening expense	15,823	10,107	43,472	97,684
Stock-based compensation (1)	7,280	8,309	22,477	22,880
Rental expense	10,143	9,186	33,333	30,690
Corporate expense	54,031	28,686	133,983	78,116

Adjusted Property EBITDA	$924,149	$645,219	$2,571,519	$1,489,683

(1) See prior page (Exhibit 2)
_______________________

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data - Net Revenues
(In thousands)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
The Venetian Macao	$689,243	$620,745	$2,062,917	$1,751,472
Sands Macao	307,420	288,235	961,173	874,253
Four Seasons Hotel Macao and Plaza Casino	169,050	160,367	461,914	406,807
Las Vegas Operating Properties	347,446	290,690	985,043	902,419
Sands Bethlehem	106,720	82,843	294,870	218,708
Marina Bay Sands	792,427	485,886	2,114,921	702,279
Other Asia	43,190	28,403	109,413	80,961
Intersegment revenues	(46,121)	(48,397)	(123,861)	(98,763)

	$2,409,375	$1,908,772	$6,866,390	$4,838,136

_______________________

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data - Adjusted Property EBITDA as a Percentage of Net Revenues
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
The Venetian Macao	36.7%	34.1%	35.8%	32.8%
Sands Macao	24.7%	25.7%	27.5%	25.7%
Four Seasons Hotel Macao and Plaza Casino	35.3%	30.5%	33.5%	24.9%
Las Vegas Operating Properties	27.1%	20.0%	25.6%	25.4%
Sands Bethlehem	23.6%	19.7%	23.2%	18.0%
Marina Bay Sands	52.2%	49.7%	52.2%	47.9%
Other Asia	5.8%	-19.6%	-10.3%	-19.9%

Total	38.4%	33.8%	37.5%	30.8%

Exhibit 3

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure - Adjusted Net Income and Adjusted Earnings Per Diluted Share
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net income attributable to common stockholders	$353,631	$168,011	$949,394	$134,427

Pre-opening expense, net	15,709	10,107	42,874	97,684
Development expense, net	3,308	425	6,301	1,258
Impairment loss, net	-	16,057	-	16,057
Loss on disposal of assets, net	937	2,406	8,879	40,577
Loss on modification or early retirement of debt	-	21,692	-	18,555
Preferred stock dividends	19,140	23,350	57,957	70,050
Accretion to redemption value of preferred stock
issued to Principal Stockholder's family	23,136	23,136	69,408	69,408
Preferred stock inducement and repurchase premiums	28,972	-	48,080	-

Adjusted net income	$444,833	$265,184	$1,182,893	$448,016

Per diluted share of common stock:
Net income attributable to common stockholders	$0.44	$0.21	$1.17	$0.17

Pre-opening expense, net	0.02	0.02	0.05	0.13
Development expense, net	-	-	0.01	-
Impairment loss, net	-	0.02	-	0.02
Loss on disposal of assets, net	-	-	0.01	0.05
Loss on modification or early retirement of debt	-	0.03	-	0.02
Preferred stock dividends	0.02	0.03	0.07	0.09
Accretion to redemption value of preferred stock
issued to Principal Stockholder's family	0.03	0.03	0.09	0.09
Preferred stock inducement and repurchase premiums	0.04	-	0.06	-

Adjusted earnings per diluted share	$0.55	$0.34	$1.46	$0.57

Weighted average diluted shares outstanding	812,543,534	789,156,247	811,550,683	782,156,007

Exhibit 4

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Room Statistics:
The Venetian Macao:
Occupancy %	94.1%	90.1%	90.1%	91.6%
Average daily room rate (ADR) (1)	$232	$217	$227	$207
Revenue per available room (RevPAR) (2)	$218	$195	$205	$190

Sands Macao:
Occupancy %	92.9%	96.6%	88.6%	97.2%
Average daily room rate (ADR) (1)	$251	$239	$248	$248
Revenue per available room (RevPAR) (2)	$233	$231	$220	$241

Four Seasons Hotel Macao and Plaza Casino:
Occupancy %	70.8%	70.9%	67.8%	71.0%
Average daily room rate (ADR) (1)	$335	$309	$333	$295
Revenue per available room (RevPAR) (2)	$237	$219	$225	$209

Las Vegas Operating Properties:
Occupancy %	92.7%	93.7%	88.5%	94.3%
Average daily room rate (ADR) (1)	$191	$174	$201	$191
Revenue per available room (RevPAR) (2)	$177	$163	$178	$180

Sands Bethlehem:
Occupancy %	47.3%	N/A	47.7%	N/A
Average daily room rate (ADR) (1)	$168	N/A	$168	N/A
Revenue per available room (RevPAR) (2)	$79	N/A	$80	N/A

Marina Bay Sands:
Occupancy %	98.1%	68.2%	91.8%	64.8%
Average daily room rate (ADR) (1)	$327	$246	$303	$242
Revenue per available room (RevPAR) (2)	$321	$168	$278	$157

Casino Statistics:
The Venetian Macao:
Table games win per unit per day (3)	$11,705	$10,708	$12,086	$10,222
Slot machine win per unit per day (4)	$303	$286	$287	$263
Average number of table games	589	600	596	597
Average number of slot machines	2,057	2,123	2,120	2,163

Sands Macao:
Table games win per unit per day (3)	$9,303	$8,370	$9,683	$8,714
Slot machine win per unit per day (4)	$280	$228	$271	$216
Average number of table games	413	416	414	416
Average number of slot machines	1,109	1,180	1,133	1,175

Four Seasons Hotel Macao and Plaza Casino:
Table games win per unit per day (3)	$13,964	$16,107	$13,980	$14,593
Slot machine win per unit per day (4)	$766	$367	$696	$405
Average number of table games	127	118	121	117
Average number of slot machines	182	194	189	188

Las Vegas Operating Properties:
Table games win per unit per day (3)	$5,267	$3,875	$4,149	$4,238
Slot machine win per unit per day (4)	$175	$195	$156	$200
Average number of table games	226	228	227	231
Average number of slot machines	2,663	2,914	2,665	2,824

Sands Bethlehem:
Table games win per unit per day (3)	$2,763	$1,640	$2,723	$1,640
Slot machine win per unit per day (4)	$253	$243	$247	$230
Average number of table games	106	77	92	77
Average number of slot machines	3,023	3,028	3,021	3,123

Marina Bay Sands:
Table games win per unit per day (3)	$13,205	$8,075	$11,017	$6,955
Slot machine win per unit per day (4)	$662	$481	$601	$437
Average number of table games	593	631	605	613
Average number of slot machines	2,416	1,798	2,334	1,684

(1)           ADR is calculated by dividing total room revenue by total rooms occupied.

(2)           RevPAR is calculated by dividing total room revenue by total rooms available.

(3)           Table games win per unit per day is shown before discounts and commissions.

(4)           Slot machine win per unit per day is shown before deducting cost for slot points.

Exhibit 5